Exhibit 10.2

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT OF MARK L. DESMOND

This Third Amendment dated as of January 31, 2005 to Employment Agreement of Mark L. Desmond hereby amends that certain Employment Agreement entered into by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Company”) and Mark L. Desmond (the “Executive”) as of February 25, 1998, as amended January 19, 2001 and April 20, 2001 (the “Employment Agreement”).

RECITAL

The parties desire to delete and restate Sections I.E., II(B)(2), IV and V of the Employment Agreement in their entirety.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree to delete Sections I.E., II(B)(2), IV and V of the Employment Agreement in their entirety and substitute in lieu thereof the following:

I.	E.	‘Employment Period’ shall mean the period commencing on the Effective Date and ending on February 28, 2003; provided however, that commencing effective as of February 28, 2002 and on each February 28 thereafter (each such date is hereinafter referred to as a “Renewal Date”), the Employment Period shall be automatically extended so as to terminate on the second anniversary of such Renewal Date, unless the Company or Executive shall give notice to the other that the Employment Period shall not be further extended prior to any such Renewal Date.

II. Conditions of Employment.

B(2). Annual Bonus. In addition to the Annual Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”). Such Annual Bonus may range from 30% to 90% (with a target of 60%) of the Annual Base Salary earned by Executive during the fiscal year as set forth in Table 2 on page 2 of the Company’s Executive Compensation Program Design dated October 12, 2004, with the specific amount determined by the Committee based on its assessment of the Company’s and Executive’s performance for the fiscal year. In assessing such performance, the Committee shall take into account the growth and income of the Company relative to its annual financial plan, the quality of the Company’s assets, Executive’s performance in terms of implementing the Company’s business strategy, and other considerations deemed by the Committee to be relevant to the current and future success of the Company. Annual Bonus earned by Executive shall be paid to Executive no later than ninety (90) days following the end of the fiscal year to which the Annual Bonus applies, unless such Annual Bonus is voluntarily deferred by Executive in accordance with a Company sponsored deferral program.

IV. Obligations of the Company Upon Termination of Executive’s Employment

A.	Termination by Company Other Than For Cause, Death or Disability. Except in any case where the termination of Executive’s employment shall be governed by that certain Change in Control Agreement between the Company and Executive dated October 19, 2004, and except as provided for in Section VI of this Agreement, if during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, the Company shall pay to Executive (a) any Annual Base Salary owed to Executive through the Date of Termination to the extent not previously paid, (b) an amount equal to 150% of Executive’s highest Annual Base Salary during any of the last three full fiscal years prior to the Date of Termination, and (c) an amount equal to 150% of the average Annual Bonus earned by Executive over the last three full fiscal years prior to the Date of Termination.

In addition to the payments described in subparagraphs (a), (b), and (c) above, the Company also shall (i) arrange to provide to Executive for a period of eighteen months from the Date of Termination, medical (including dental, vision and prescription drug coverage) and life insurance with terms no less favorable, in the aggregate, than the most favorable of those provided to Executive during the year immediately preceding the Date of Termination, (ii) immediately vest all previously unvested shares of Restricted Stock and Stock Options held by Executive which were granted to him prior to December 31, 2004, and vest any Restricted Stock and Stock Options held by Executive which were granted to him on and after January 1, 2005 in accordance with the terms of the Company’s Stock Option Plan of 1989 as amended, or any successor plan (iii) provide Executive with any Performance-Based Dividend Equivalents (to the extent earned by the Executive through the Date of Termination, as determined by the Company’s Compensation Committee) during the eighteen months following the Date of Termination, and (iv) pay any compensation previously deferred by Executive in accordance with the provisions of the plan under which such compensation was deferred.

Payments pursuant to subparagraph (a) above shall be made within thirty (30) days following the Date of Termination. Payments pursuant to subparagraph (b) above shall be made in equal monthly installments over the eighteen month period following the Date of Termination. Payments pursuant to subparagraph (c) above shall be made in two equal installments, the first at nine months and the second at eighteen months, following the Date of Termination. Payments pursuant to subparagraph (iii) above shall be made at the time such payments would have been made had Executive remained in the employment of the Company.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this subparagraph of this Section IV(1), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the aggregate amount of such payments and benefits shall be reduced, but only to the extent necessary so that none of such payments and benefits are subject to excise tax pursuant to Section 4999 of the Code.

If Executive should die while receiving payments pursuant to this Section IV(A), the remaining payments which would have been made to Executive if he had lived shall be paid to the beneficiary designated in writing by Executive, or if there is no effective written designation, then to his spouse, or if there is neither an effective written designation nor a surviving spouse, then to Executive’s estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.

B.	Death. If Executive’s employment with the Company is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following death under the provisions of any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

C.	Disability. If Executive’s employment with the Company is terminated by reason of Executive’s Disability during the Employment Period in accordance with Section III(A) of this Agreement, this Agreement shall terminated without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following Disability under any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

D.	Cause or Voluntary Termination by Executive. If during the Employment Period Executive’s employment shall be terminated for Cause, or if Executive voluntarily terminates his employment with the Company, this Agreement shall terminate without further obligations to Executive other than for (a) payment of any Base Salary previously earned by Executive but as yet unpaid, (b) payment of any Annual Bonus previously awarded to Executive for a fiscal year completed prior to the Date of Termination but as yet unpaid, and (c) the continuation of any existing rights Executive may have following termination for Cause or voluntary termination under any benefit, stock option, deferral or compensation plan provided to Executive by the Company.

V. Non-Exclusivity of Rights.

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company, specifically including that certain Change in Control Agreement between Executive and Company dated as of October 19, 2004. Amounts which are vested or which Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement (other than this Agreement) with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Except for that certain Change in Control Agreement between Executive and Company dated as of October 19, 2004, which remains in full force and effect and is fully operative between Executive and Company in accordance with its terms, Executive shall not be covered by any prior employment agreement, security policy or understanding thereof after the effective date of this Amendment and shall not be covered by any severance policy, practice or program of the Company.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and pursuant to the authorization from the Compensation Committee of the Board, the Company has caused this Third Amendment to Employment Agreement of Mark L. Desmond to be executed in its name on its behalf, all as of the day and year first above written.

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/s/ DOUGLAS M. PASQUALE
Douglas M. Pasquale

Executive:

/s/ MARK L. DESMOND Mark L. Desmond

4